Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statements Nos. 333-224903, 333-217702, 333-203861, 333-54378, 333-128232, 333-149418 and 333-166543 on Form S-8 and No. 333-191215 on Form S-3 and Nos. 333-228694 and 333-231719 on Form S-4 of our reports dated June 8, 2020, relating to the financial statements of RTI Surgical Holdings, Inc. and subsidiaries, and the effectiveness of RTI Surgical Holdings, Inc. and subsidiaries’ internal control over financial reporting appearing in this Annual Report on Form 10-K of RTI Surgical Holdings, Inc. for the year ended December 31, 2019.

/s/ DELOITTE & TOUCHE LLP

Tampa, Florida

June 8, 2020